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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                March 29, 2001

               (Date of Report/Date of earliest event reported)

                             KATY INDUSTRIES, INC.

            (Exact name of registrant as specified in its charter)

         Delaware                       1-5558                        75-1277589
(State or other jurisdiction        (Commission File                 (IRS Employer
     of incorporation)                  Number)                   Identification No.)

                             6300 S. SYRACUSE #300

                           ENGLEWOOD, COLORADO 80111


             (Address and zip code of principal executive offices)

                                (303) 290-9300

             (Registrant's telephone number, including area code)


Item 1.  Changes in Control of Registrant.

(b)  If the transactions contemplated by the Purchase Agreement described in
Item 5 below are consummated, they may result in a change of control of Katy Industries, Inc. if KKTY (as defined below) later exercises its right to convert the convertible preferred stock it will buy under the Purchase Agreement, because the shares of common stock issuable upon conversion of all of the convertible preferred stock, together with the shares of common stock KKTY will buy in the tender offer contemplated by the Purchase Agreement, will represent a majority of Katy's outstanding common stock on a fully
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diluted basis. Moreover, under the Purchase Agreement, so long as KKTY holds convertible preferred stock, KKTY will have the right to nominate a majority of the nominees to Katy's board of directors, subject to election by the holders of Katy's common stock.

Item 5.  Other Events.

     Katy Industries, Inc. ("Katy") announced on March 30, 2001, that it has entered into a definitive agreement (the "Purchase Agreement") with KKTY Holding Company, L.L.C. ("KKTY"), an affiliate of Kohlberg & Co. L.L.C., for a recapitalization of Katy. Under the Purchase Agreement, KKTY would commence a tender offer for up to 2,500,000 shares of Katy common stock at a price of $8.00 per share and would purchase 400,000 shares of newly issued convertible preferred stock at $100 per share for $40,000,000. Proceeds from the newly issued convertible preferred stock would principally be used to reduce Katy's existing debt and would also be used to partially redeem a third party's preferred interest in a Katy subsidiary.

     Each share of convertible preferred stock would be convertible into 12.5 shares of Katy common stock. The shares of common stock issuable upon conversion of all of the convertible preferred stock, together with the shares of common stock that KKTY will buy in the tender offer, will represent a majority of the outstanding common stock on a fully diluted basis.

     Completion of the transaction is subject to a number of conditions, including Katy's shareholders voting to authorize the convertible preferred stock and to elect five designees of KKTY as directors of Katy (who will then represent a majority of Katy's board of directors), at least 2,000,000 shares of Katy's common stock being validly tendered in the tender offer and not withdrawn, and completion of the sale of an operating subsidiary pursuant to an existing letter of intent for proceeds, net of retained liabilities, of not less than $20,000,000. KKTY has also proposed a new Chief Executive Officer of Katy (to take office upon closing), who Katy's board has nominated for election as a director.

     Shareholder approval of the transaction will be the subject of a proxy statement which Katy expects to mail to its shareholders in April for a shareholders' meeting to be held in May, 2001. KKTY will not commence the tender offer until Katy mails the proxy statement.

     A copy of the Purchase Agreement is attached as Exhibit 99.1.

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Item 7. Financial Statements and Exhibits

        (c) Exhibits

        99.1 Preferred Stock Purchase and Recapitalization Agreement dated as of March 29, 2001 between KKTY Holding Company, L.L.C. and Katy Industries, Inc.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 12, 2001                        KATY INDUSTRIES, INC.
                                             (Registrant)

                                             By:  /s/ ROBERT M. BARATTA
                                                  -----------------------------
                                                  Name:  Robert M. Baratta
                                                  Title: President and Chief
                                                   Executive Officer

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Exhibit                       EXHIBIT INDEX
Number   Exhibit Title                                                      Page
------   -------------                                                      ----

 99.1    Preferred Stock Purchase and Recapitalization Agreement dated as     *
         of March 29, 2001 between KKTY Holding Company, L.L.C.
         and Katy Industries, Inc.

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